EXHIBIT 99.7

[Micro Cap Partners, L.P. Letterhead]

                                            November 8, 2007

To:	Home Holdings, LLC
Re:	Equity Rollover
Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Home Holdings, LLC, a Delaware limited liability company (“Parent”), Home Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Restoration Hardware, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub, or a permitted assignee of Merger Sub, will be merged into the Company (the “Merger”), with the Company as the Surviving Corporation.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.  This letter is being delivered to Parent in connection with the execution of the Merger Agreement by Parent, Merger Sub and the Company.  For purposes of this letter, “Investors” means the parties delivering Equity Commitments (as defined herein) and other investors investing in Parent.

This letter confirms the commitment of the undersigned, subject to the prior satisfaction or waiver of the conditions set forth herein, to transfer, contribute and deliver to Parent immediately prior to the Effective Time that number of Shares in the aggregate as set forth in Exhibit A (the “Rollover Contribution Shares”) in exchange for a pro rata (in kind and amount) share of the equity of Parent based on the value of the aggregate equity contributions of all of the Investors (the “Equity Commitment”) (other than any equity securities or equity equivalents issued or available for issuance to management and employees) and assuming that the value of each Rollover Contribution Share is equal to the Merger Consideration (such share of the equity of Parent, the “Subject Equity Securities”), provided that the undersigned shall not, under any circumstances, be obligated to contribute to Parent a number of Shares in excess of the Rollover Contribution Shares.  Any Shares owned by the undersigned and any other Investors other than the Rollover Contribution Shares shall be converted in the Merger into the right to receive the Merger Consideration.  The undersigned agrees and acknowledges that Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P. (collectively “Catterton”) may syndicate a portion of their Equity Commitment; provided that all such Catterton investments in Parent and all other investments in Parent, if any, made by Investors (meaning investments not in the form of contribution of Rollover Contribution Shares) in connection with Parent providing adequate financing to acquire the Shares in the Merger at the Closing shall be made in the form of cash investments and any such cash investment for the Subject Equity Securities shall entitle the Investor to receive a pro rata share of the aggregate Subject Equity Securities assuming that the value of each Rollover Contribution Share is equal to the Merger Consideration.   In connection with any additional financing that Parent may obtain to acquire the Shares in the Merger, the undersigned shall also have the right to co-invest on a pro rata basis in any senior equity security issued by Parent and in any other senior security issued by Parent to Catterton or to any of its affiliates (including limited partners that are not banks).  Parent hereby agrees to use its reasonable best efforts to structure the transactions contemplated in this letter to provide that the Rollover Contribution Shares shall constitute a nontaxable contribution pursuant to Section 721 of the Code.

The undersigned’s obligation to transfer, contribute and deliver the Rollover Contribution Shares to Parent is subject to (i) the prior satisfaction or waiver by Parent of the conditions set forth in Sections 6.1 and 6.3 of the Merger Agreement (other than Section 6.3(e)), (ii) the terms of this letter including satisfactory agreement of the undersigned and Catterton on the customary terms of the shareholder’s agreement referenced below, and (iii) the readiness of the Certificate of Merger for filing pursuant to Section 1.3 of the Merger Agreement.  The undersigned’s contribution and delivery of the Rollover Contribution Shares will occur contemporaneously with the Closing and immediately prior to the Effective Time and the simultaneous issuance to the undersigned of the Subject Equity Securities.

The undersigned hereby represents, warrants and covenants to Parent as follows:

(i)	The undersigned is an “accredited investor” as such term is defined in Rule 501 of the Securities Act.

(ii)
None of the information supplied in writing by the undersigned for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representation and warranty of Parent set forth in Section 4.4 of the Merger Agreement.  In that regard, the undersigned shall provide Parent such information concerning the undersigned as it may reasonably request.

Parent hereby represents, warrants and covenants to the undersigned as follows:

(i)
Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(ii)
The Subject Equity Securities shall be (a) on contractual and structural parity as to voting rights, liquidation preference, rights to dividends and distributions (other than with respect to rights that are customarily afforded to a majority stockholder) with the other equity securities in Parent that are acquired by Catterton or any of its affiliates or any of the other Investors that are parties to Rollover Agreements or any Investor that is investing through Vardon Capital Management, LLC and (b) the same class as such other equity securities in Parent that are acquired by Catterton or any of its affiliates or any of the other Investors that are parties to Rollover Agreements or any Investor that is investing through Vardon Capital Management, LLC.

(iii)
Parent has all requisite corporate power and authority to enter into this agreement and to consummate the transactions contemplated by this agreement, and the execution and delivery of this agreement and the consummation of the transactions contemplated by this agreement have been duly and validly authorized by the board of directors of Parent and by any other approvals required for this agreement to be binding upon Parent including approvals of any requisite managing members, stockholders or owners of limited liability interests.

(iv)
Upon issuance, the Subject Equity Securities shall be duly authorized, validly issued, fully paid and nonassessable and not be subject to or issued in violation of any option, call, right of first offer or refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or the certificate of incorporation or bylaws of Parent.

This letter, and the undersigned’s obligation to transfer, contribute and deliver, and any restrictions on transfer of, the Rollover Contribution Shares (to the extent required by the terms hereof) will terminate and be of no further force and effect (a) at the election of the undersigned, upon an Adverse Recommendation Change made by the Board of Directors (or the Independent Committee) or (b) automatically, without any action of the parties hereto, on the earliest to occur of (i) the Effective Time (assuming that the undersigned has performed its obligations hereunder prior to the Effective Time), (ii) expiration or termination of the Merger Agreement in accordance with its terms, and (iii) June 30, 2008.

The undersigned will not transfer (other than as permitted in the following sentence), and will have at Closing, the Rollover Contribution Shares.  Prior to the Closing, no Investor shall transfer, directly or indirectly, its equity interests in Parent or assign its obligation to transfer, contribute and deliver the Rollover Contribution Shares pursuant to this letter, except for such transfers or assignments to one or more affiliated funds or affiliated entities (other than portfolio companies) or as approved by Parent; provided, that, except to the extent otherwise agreed to by Parent, any such assignment shall not relieve the undersigned of its obligations under this letter; providedfurther, that Parent agrees and acknowledges that nothing contained herein shall in any way prohibit the undersigned from entering into and fulfilling its obligations in accordance with that certain Stockholder Voting Agreement dated the date hereof by and between the Company and the undersigned.

Parent and the undersigned hereby acknowledge and agree that the parties shall, on or prior to the Closing Date, enter into a customary shareholders agreement (the terms of which will be subject to mutual agreement of the parties) which shall contain customary provisions including, but not limited to, registration rights, “side-by-side” rights, drag along and tag along rights, dilution protection, and minority protection covenants as to discriminatory treatment of minority investors.

Notwithstanding anything that may be expressed or implied in this letter, Parent, by its acceptance of the benefits of this agreement, covenants, agrees and acknowledges (i) that no Person other than the undersigned and its successors and permitted assigns shall have any obligation hereunder, (ii) that, notwithstanding that the undersigned or its successors or permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, affiliate (as defined in the Merger Agreement), employee, general or limited partner, member, manager or stockholder of the undersigned or any of its successors or permitted assigns or any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager, stockholder, heir, legatee, beneficiary, devisee or estate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of the undersigned or any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager, stockholder, heir, legatee, beneficiary, devisee or estate of any of the foregoing, as such, for any obligations of the undersigned or any of its successors or permitted assigns under this letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation, and (iii) that the maximum aggregate liability of the undersigned in connection with this letter shall be limited to the value of the undersigned’s Rollover Contribution Shares which shall be equal to the number of such Rollover Contribution Shares multiplied by the value of the Merger Consideration under the Merger Agreement.

The undersigned is hereby executing and performing this letter solely in its capacity as the owner of the Rollover Contribution Shares, and nothing in this letter shall limit or restrict any partner, member, director, officer, employee or affiliate of the undersigned who is or becomes during the term hereof a member of the Board of Directors or an officer of the Company or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of the Company (or as an officer or director of any of the Company’s Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

This letter shall not be assignable by Parent without the undersigned’s prior written consent, except that Parent may assign this letter, without the undersigned’s prior written consent, to any person to which Parent assigns any of its rights and obligations under the Merger Agreement.

The parties hereto acknowledge that the Company is an express third party beneficiary of this letter.  This letter will inure to the benefit of and be enforceable by the Company, and this letter may not be amended, modified or waived in a manner adverse to the Company in any material respect without the prior written consent of the Company.

Money damages would not be a sufficient remedy for any breach of this letter by the undersigned and Parent shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach; provided, however that under no circumstances shall the undersigned’s maximum liability for any reason exceed the aggregate value of the undersigned’s Rollover Contribution Shares which shall be equal to the number of such Rollover Contribution Shares multiplied by the value of the Merger Consideration under the Merger Agreement.

Parent shall reimburse the undersigned for all reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereunder in an amount not to exceed $50,000.  Such costs and expenses shall be reimbursed promptly by the Purchaser upon submission by the undersigned of an itemized expense report.

This letter may be executed in counterparts. This letter and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter and the rights and obligations arising hereunder brought by the other parties hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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Very truly yours,

MICRO CAP PARTNERS, L.P.

By:	Palo Alto Investors, LLC.,
Its General Partner

By:	Palo Alto Investors,

Its Manager

By:	/s/ Mark Shamia
Name:	Mark Shamia
Title:	Chief Operating Officer

[Signature Page to the Rollover Agreement]

Agreed and acknowledged:

HOME HOLDINGS, LLC

By:	/s/ J. Michael Chu
Name:	J. Michael Chu
Title:	President

[Signature Page to the Rollover Agreement]

Exhibit A

Number of Shares

Micro Cap Partners, L.P. - 300,000 Shares